Exhibit 10.107

COLLLATERAL ACCOUNT CONTROL AGREEMENT

THIS COLLATERAL ACCOUNT CONTROL AGREEMENT (“Agreement”) is made and entered into as of this 14th day of February, 2007, by and among Citibank, N.A. (“Bank”), Corcell, Ltd., a Nevada corporation (“Company”), and Shelter Island Opportunity Fund, LLC, and its successors and assigns (“Purchaser”).

A.

Pursuant to that certain Securities Purchase Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”), among Company, Purchaser and Cord Blood America, Inc., a Florida corporation (“Parent”), Purchaser has agreed to purchase the $2,3000,000 Secured Original Issue Discount Debenture of Company (“Debenture”).

B.

Company has established Account No. _____ with Bank (together with any successor accounts and any renewals or rollovers thereto, the “Collateral Account”).

C.

Company has executed and delivered to Purchaser a Security Agreement, dated the date hereof, pursuant to which Company has granted to Purchaser a security interest in all of Company’s assets, including its accounts receivable as they now or hereafter exist.

D.

The Company is willing to deposit the proceeds of all of Company’s accounts receivable to the Collateral Account.

E.

The parties hereto desire to enter into this Agreement in order to set forth their relative rights and duties with respect to the Collateral Account and all funds on deposit therein from time to time.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.

Effectiveness.  This Agreement shall take effect immediately upon its execution by all parties hereto and shall supersede any other agreement in effect with respect to the Collateral Account.

2.

Security Interest; Agency.  As collateral security for Company’s and Parent’s obligations to Purchaser under the Debenture and Securities Purchase Agreement and the other documents delivered by Company and Parent and described therein (collectively, “Transaction Documents”), Company hereby grants to Purchaser a security interest in (a) the Collateral Account, (b) all contract rights, claims and privileges in respect of the Collateral Account and (c) all cash, checks, money orders and other items of value of Company now or hereafter paid, deposited, credited, held (whether for collection, provisionally or otherwise) or otherwise in the possession or under the control of, or in transit to, Bank, Purchaser or any bailee or custodian thereof (collectively, “Receipts”).  Bank hereby acknowledges notice of Purchaser’s security interest in such collateral and does hereby consent thereto.  Purchaser hereby appoints Bank as Purchaser’s bailee and pledgee-in-possession for the Collateral Account and all Receipts, and Bank hereby accepts such appointment and agrees o be bound by the terms of this Agreement and all instructions delivered by Purchaser to Bank pursuant hereto.  Company hereby agrees to such appointment and further agrees that Purchaser shall be entitled to exercise any and all rights with respect to the Collateral Account or under applicable law with respect to the Collateral Account, all Receipts and all other collateral described in this paragraph 2.  Company shall notify each account debtor of each account receivable of Company to remit all payments on account thereof solely to the Company and the Company shall collect and deposit all such payments solely to the Collateral Account within five business days of their receipt by the Company.

3.

Control of Collateral Account.

(a)

The Collateral Account shall be maintained by Bank in the name of “Shelter Island Opportunity Fund Collateral Account for Corcell, Ltd.”

(b)

The Purchaser shall debit the Collateral Account on each of the dates specified below in the amounts specified (each such payment being a “Periodic Payment”):

Payment Date	Payment Amount
On March 30, 2007 and on the last day of each of the next two calendar months	$25,000
The last day of each of next six calendar months	$60,000
The last day of each calendar month thereafter until the Maturity Date	$75,000

All Periodic Payments shall be applied by the Purchaser to the payment of amounts outstanding under the Debenture in accordance with the terms thereof.

As long as Purchaser has not notified the Bank that an Event of Default has occurred and is then continuing under the Debenture, on the first day of each month after the Periodic Payment for the immediately preceding month has been paid to Purchaser, the Company may notify the Bank to remit to the Company any funds then on deposit in the Collateral Account. Company may retain for its own purposes any funds remitted to it on the first day of any month and not apply such funds to the payment of principal or interest on the Debenture.

(c)

The Collateral Account shall be under the sole dominion and control of Purchaser and neither Company nor any other person or entity, through or under Company, shall have any control over the use of, or any right to withdraw any amount from, the Collateral Account, except for the payment of funds to the Company in accordance with the terms of Section 3(b).

4.

Procedures for Collateral Account.  Bank shall follow the following procedures with respect to the Collateral Account:

(a)

Apply and credit for deposit to the Collateral Account all Receipts from time to time tendered for deposit therein, including without limitation all wire transfers and other payments directed to the Collateral Account.

(b)

Bank shall automatically initiate a federal funds wire transfer to such account as may be designated in writing from time to time by Purchaser (the “Purchaser Account”) not later than 12:00 p.m. (New York Time) on each business day on which a Periodic Payment is due in an amount equal to the amount of such payment.

(c)

Following receipt by Bank of a notice from Company on the first day of any month pursuant to paragraph 3(b) that Company is entitled to receive funds then on deposit in the Collateral Account, Bank shall cause such funds to be remitted to such account as Company shall direct or designate.

d)

From and after the date, if any, that notice has been delivered to Bank and Company by Purchaser (the “Activation Date”) that a default has occurred under the Securities Purchase Agreement or any Transaction Document, and until such time, if any, that Purchaser shall have withdrawn such notice in writing, Bank shall determine, on each business day, the balance of all available funds on deposit in the Blocked Account and automatically initiate a federal funds wire transfer of all such funds not later than 12:00 p.m. (New York Time) on such business day to the Purchaser Account.

5.

Statements and Other Information.  Bank shall send to Purchaser copies of all returned and dishonored Receipts promptly upon Bank’s receipt thereof, and shall provide Purchaser and Company regular monthly bank statements and such other information relating to the Collateral Account as shall reasonably be requested by Purchaser.  Bank shall also deliver a copy of all notices and statements required to be sent to Company pursuant to any agreement governing or related to the Collateral Account to Purchaser at such times as provided therein.  Upon Purchaser’s request, Company shall deliver to Purchaser any certificate or passbook evidencing the Collateral Account, duly endorsed to Purchaser, which Purchaser may hold subject to the Company’s rights to receive funds under Section 3(b).

6.

Fees.  Company agrees to pay on demand all usual and customary service charges, transfer fees and account maintenance fees (collectively, “Fees”) of Bank in connection with the Collateral Account.  In the event Company fails to timely make a payment to Bank of any Fees, Bank may thereafter exercise its right of setoff against the Collateral Account for such amounts.  Purchaser shall not have any responsibility or liability for the payment of any Fees.

7.

Uncollected Funds.  If any Receipts deposited in the Collateral Account are returned unpaid or otherwise dishonored, Bank shall have the right to charge any and all such returned or dishonored items against the Collateral Account or to demand reimbursement therefore directly from Company.  If there are insufficient funds in the Collateral Account to cover any such charge for any returned or dishonored item and Company fails to reimburse Bank for such amount within ten (10) business days after demand, then Purchaser agrees to reimburse Bank within ten (10) business days of written notice of demand for the amount of such returned or dishonored item provided that (a) such item has been previously credited to the Purchaser Account and (b) Purchaser receives such written demand within forty-five (45) days after termination of this Agreement.

8.

Setoff.  Bank hereby agrees that Bank will not exercise or claim any right to setoff or banker’s lien against the Collateral Account or any Receipts on deposit therein, and Bank hereby further waives any such right or lien which it may have against any Receipts deposited in the Collateral Account, except to the extent expressly set forth in paragraphs 6 and 7 above.  Bank’s records do not disclose any liens or claims of any kind against the Collateral Account.

9.

Exculpation of Bank; Indemnification by Company.  Company and Purchaser agree that Bank shall have no liability to either of them for any loss or damage that either or both may claim to have suffered or incurred, either directly or indirectly, by reason of this Agreement or any transaction or service contemplated by the provisions hereof, unless occasioned by the gross negligence or willful misconduct of Bank.  In no event shall Bank be liable for losses or delays resulting from computer malfunction, interruption of communication facilities, labor difficulties or other causes beyond Bank’s reasonable control or from indirect, special or consequential damages.  Company agrees to indemnify Bank and hold it harmless from and against any and all claims, other than those ultimately determined to be founded on gross negligence or willful misconduct of Bank, and from and against any damages, penalties, judgments, liabilities, losses or expenses (including reasonable attorney’s fees and disbursements) incurred as a result of the assertion of any claim, by any person or entity, arising out of, or otherwise related to, any transaction conducted or service provided by Bank through the use of any account at Bank pursuant to the procedures provided for or contemplated by this Agreement.

10.

Termination.  This Agreement may be terminated by Purchaser at any time, with or without cause, upon its delivery of written notice thereof to each of Company and Bank.  This Agreement may be terminated by Bank or Company at any time on not less than 30 days’ prior written notice delivered to each of the other parties hereto.  Upon delivery or receipt of such notice of termination by Bank or Company, Bank will: (a) immediately transmit to the Purchaser Account (i) all funds, if any, then on deposit in, or otherwise to the credit of, the Collateral Account, and (ii) upon receipt, all funds received after such notice for deposit in, or otherwise to the credit of, the Collateral Account; and (b) deliver directly to Purchaser all Receipts consisting of checks, money orders, drafts and other instruments or items of value, whether then in the possession of Bank or received by Bank after such notice, without depositing such Receipts in the Collateral Account or any other account.  The foregoing transfers to the Purchaser Account will be without prejudice to Company’s right to receive payments of funds in accordance with Section 3(b).  Within 30-days after delivery by Bank to the Purchaser Account of the foregoing items, Purchaser and Company shall designate another financial institution reasonably acceptable to them to succeed to the rights and obligations of Bank hereunder and will execute and deliver with such other financial institution an agreement containing terms substantially similar to the terms hereof.  The provisions of Sections 2, 3 and 8 shall survive termination of this Agreement unless and until specifically released by Purchaser in writing.  All rights of Bank under Sections 6, 7 and 9 shall survive any termination of this Agreement.

11.

Irrevocable Agreements.  Company acknowledges that the agreements made by it and the authorizations granted by it in Sections 2, 3 and 4 hereof are irrevocable and that the authorizations granted in Sections 2, 3 and 4 hereof are powers coupled with an interest.

12.

Notices.  All notices, requests or other communications given to Company, Purchaser or Bank shall be given in writing (including by facsimile) at the address specified below:

Purchaser:

Shelter Island Opportunity Fund, LLC

One East 52nd Street

New York, New York 10022

Attention:

Randall P. Stern

Telephone: 212 888 2224

Facsimile: 212 888 0334

Bank:

Citibank, N.A.

Attention:

Telephone:

Facsimile:

Company:

Corcell, Ltd.

9000 W. Sunset Boulevard, Suite 400

Los Angeles, California 90069

Attention:  Matthew L. Schissler, CEO

Telephone: 310 432 4090

Facsimile: 888 882 CORD

Any party may change its address for notices hereunder by notice to each other party hereunder given in accordance with this Section 12.  Each notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12 and confirmation of receipt is made by the appropriate party, (b) if given by overnight courier, 24 hours after such communication is deposited with the overnight courier for delivery, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this Section 12.

13.

Miscellaneous.

(a)

This Agreement may be amended only by a written instrument executed by Purchaser, Bank, and Company acting by their respective duly authorized representatives.

(b)

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but neither Company nor Bank shall be entitled to assign or delegate any of its rights or duties hereunder without first obtaining the express prior written consent of Purchaser.  Purchaser may assign its rights hereunder upon notice to Company and the Bank.

(c)

This Agreement may be executed in any number of several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW RULES).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has executed and delivered this Collateral Account Agreement as of the day and year first above set forth.

CITIBANK, N.A.

By:
Name:
Title:

CORCELL, LTD.

By:
Name:
Title:

SHELTER ISLAND OPPORTUNITY FUND, LLC

By:
Shelter Island GP, LLC, its Manager

By:
Name:
Title: